Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-170624) of the Northwest Bank 401(k) Plan of our report dated June 21, 2023, relating to the financial statements, which appear in this annual report on Form 11-K for the year ended December 31, 2022.

/s/ Baker Tilly US, LLP

Pittsburgh, Pennsylvania
June 21, 2023